October 28, 2015

Private and Confidential

Nadeem Velani
4721 6 Street SW
Calgary AB
T2S 2N2

Dear Nadeem,

I am pleased to offer you the position of VP Investor Relations effective October 28, 2015 reporting to me.

Your work at CP will continue to involve disciplined application of our core Foundations: Provide Service, Control Costs, Optimize Assets, Operate Safely and Develop People. I am confident that your skills will complement the executive team and that your career with CP will continue to be challenging and rewarding.

In this role your base salary will increase to $245,000. The expected value of your total compensation package (base salary, short term and long term incentive plans) will be $575,750 annually representing an increase of 29% over your current package.

Please review the attached details of this offer.

CP’s transformation to date has been impressive. Congratulations Nadeem! I look forward to working with you on the executive team.

Sincerely,

/s/ Mark Wallace

Mark Wallace
VP Corporate Affairs and Chief of Staff

CP Offer Details

Total Direct Compensation

Base Salary
Your base salary will increase approximately 9.5% to $245,000.

Short Term Incentive Plan (STIP)
You will continue to be eligible to participate in the Short Term Incentive Plan (STIP). Your target award level will increase to 50% of your base salary (or $122,500). This annual bonus is comprised of two components, individual and corporate: 25% will be based on your individual performance as measured through the Company's Performance Management Program and the remaining 75% will be based on the Company's performance against its corporate targets. Both Corporate and individual components have a maximum of 200% of target (i.e., for a total of 100% of base salary).

Long Term Incentive Plan (LTIP)
You will continue to be eligible to participate in CP’s annual Long Term Incentive Plan. Subject to plan design, as it may change over time and ongoing Board discretion, your target award level will increase to 85% of your annual salary (or $208,250), consisting of an allocation of 50% of value in regular stock options and 50% of value in performance share units (PSU’s). Subject to Board approval, annual grants typically occur in January of each year.

Ownership Guidelines
By October 28, 2020, you will be required to achieve an ownership level equivalent to 1.5 times your annual salary. To help you meet your ownership requirements, the Company has a voluntary incentive deferral program. Annually, you may elect to defer all or a portion of your STIP payment into DSUs. The company will provide a 25% match, i.e., one DSU will be awarded for every four DSUs acquired with your STIP deferral. The matched units will only be provided if you are below your ownership level.

Flexible Perquisites Program
You are eligible to participate in the Canadian Pacific Railway Flexible Perquisites Program for senior officers. This program allows you to design the perquisite package best suited to your individual needs (executive automobile, clubs, financial counseling services etc.) within a set annual “flex dollar” amount. Any unused funds at the end of the year are paid out in cash.

Executive Compensation Clawback Policy
By signing this offer letter you are agreeing to be bound by the Executive Compensation Clawback Policy. The Corporation may seek reimbursement of incentive compensation paid to you, specifically, where (i) you have received or receive incentive compensation that is based on financial results that are subsequently materially restated or corrected, (ii) through misconduct, you are responsible for causing the need for such restatement or correction, and (iii) your incentive compensation would have been lower based on the restated or corrected results.

The Board may from time to time approve amendments to the Executive Compensation Clawback Policy. If such amendments are made, you will be advised immediately. For further information please see Appendix 1.

Future Relocation
CP is an international organization with an extensive network in Canada and the U.S. Based on operational needs; you may be required to relocate to another work location on the system. As well, advancement opportunities may require geographical relocation. Should you be faced with either situation, notice of the need to relocate and assistance to do so will be provided to you in accordance with the corporate relocation policy.

Obtaining or Maintaining Qualification
Provided you are medically fit for safety-critical positions, you may be required to obtain a certification or to maintain your current certification / qualification as locomotive engineer or conductor, as you may be called upon to operate trains as and when required. This may involve operating trains away from your normal work location.

Your participation in the Plans mentioned above is governed by the appropriate Plan document, detailing the Plan terms and conditions. These terms and conditions may be revised at anytime at the discretion of the Company. If you have any questions about these plans or any other compensation matter, contact Kathie Brown at 403 319-6455.

Please sign page below as your acceptance and return the enclosed copy of this letter to Kathie Brown, AVP Total Compensation:

Accepted: /s/ Nadeem Velani
(Signature)
Date: Oct. 29/2105

Appendix I

Executive Compensation Clawback Policy

The Board of Directors may determine that incentive compensation paid to a senior executive or former senior executive should be reimbursed to the Company in circumstances where:

1.
The incentive compensation paid to the senior executive or former senior executive was predicated upon the achievement of financial results that were subsequently materially restated or corrected, in whole or in part; and

2.
The senior executive or former senior executive engaged in gross negligence, fraud or intentional misconduct that caused or partially caused the need for such restatement or correction, as admitted by the senior executive, or, in the absence of such admission, as determined by the Board acting reasonably; and

3.	The incentive compensation paid to the senior executive or former senior executive would have been lower based on the restated or corrected results.

Intentional misconduct includes (but is not limited to) acts or omissions that are not in good faith or which are a knowing violation of a law, and can also include conscious inaction, where no corrective measures were taken to avoid or rectify a material decision made, which resulted in financial harm to the Company.

In such an instance, reimbursement of all or a portion of the applicable incentive compensation paid to the senior executive or former senior executive under the Company’s incentive plans will be sought, as permitted by applicable laws and to the extent the Board determines, in its sole discretion, that it is in the best interest of the Company to so require reimbursement (including to ensure compliance with applicable laws).

If it is determined recovery should be sought, the Board may pursue all reasonable legal and other remedies to recover the applicable incentive compensation, including, without limitation, by: (i) seeking repayment from the senior executive or former senior executive; (ii) reducing the amount that would otherwise be payable to the senior executive under a Company plan; (iii) reducing or withholding future equity grants, bonus awards, or salary increases; or (iv) taking any combination of these actions. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.